CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACACIA RESEARCH CORPORATION Pursuant to Section 242 of the General Corporation Law of the State of Delaware Acacia Research Corporation (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that: FIRST: The Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) is hereby amended as follows: Article IV, Section 1 of the Restated Certificate is hereby deleted in its entirety and the following is hereby inserted in lieu thereof: “SECTION 1. AUTHORIZATION. The aggregate number of shares of stock which the Corporation shall have authority to issue is three hundred and ten million (310,000,000) shares, of which three hundred million (300,000,000) shares shall be shares of common stock having a par value of $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares shall be shares of preferred stock having a par value of $0.001 per share (the “Preferred Stock”) and issuable in one or more series as hereinafter provided.” SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL. [Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer of the Corporation, on February 18, 2020. ACACIA RESEARCH CORPORATION By: /s/ Jennifer Graff________________ Jennifer Graff Secretary